AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

THE PEP BOYS - MANNY, MOE & JACK

The Pep Boys - Manny, Moe & Jack (the "Corporation"), a corporation existing under the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"), in compliance with Section 1915 of the BCL, does hereby certify as follows:

  The Corporation was originally incorporated under the name Pep Auto Supply Company, and the original Articles of Incorporation of the Corporation were filed with the Department of State of the Commonwealth of Pennsylvania (the "Department of State") on January 19, 1925, under the Act of April 29, 1874, as amended.
  These Amended and Restated Articles of Incorporation were duly adopted by the Board of Directors of the Corporation in accordance with Sections 1914 and 1915 of the BCL.
  These Amended and Restated Articles of Incorporation shall be effective upon their filing with the Department of State.
  The Articles of Incorporation of the Corporation, as amended, are hereby restated in their entirety to read as follows:
  The name of the corporation is The Pep Boys - Manny, Moe & Jack (the "Corporation").
  The address of the registered office of the Corporation in the Commonwealth of Pennsylvania is 32nd and Allegheny Avenue, Philadelphia, Pennsylvania 19132.
  The purposes of the Corporation are to carry on the business of a general store or stores, including the buying, selling and manufacturing of automobile supplies, accessories, parts, equipment and allied commodities, and purchasing and selling merchandise and other articles for personal wear and for personal and household use, ornament and consumption, and generally such articles as are and may be ordinarily dealt in by department stores, and, insofar as necessary or incidental, to carry on said business, the right to manufacture, such goods, wares and merchandise as may be sold in department stores. The Corporation was originally organized under the provisions of the Act of April 29, 1874 and its Articles of Incorporation are restated pursuant to the provisions of the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL").
  The term of the Corporation's existence is perpetual.
  The aggregate number of shares which the Corporation shall have authority to issue is 500,000,000 shares of common stock, $1.00 par value per share.
  Any or all classes and series of shares, or any part thereof, may be represented by certificated or uncertificated shares, as provided under the BCL and the Corporation's bylaws, except as may be expressly provided in the terms of any class or series, and this Article shall not be interpreted to limit the authority of the Board of Directors of the Corporation to issue any or all classes or series of shares, or any part thereof, without certificates. To the extent certificates for shares are issued, such certificates shall be in the form as set forth in the Corporation's bylaws.